UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒   Soliciting Material Pursuant to §240.14a-12

FORE HOLDINGS L.L.C.
(Name of Registrant as Specified In Its Charter)

N/A

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[The following is the text of an e-mail message sent from Dave Hunt to all owners on September 12, 2005.]

Sent on behalf of Dave Hunt

As you’re aware, the Executive Committee of FORE Holdings LLC has been selling off FORE’s assets and distributing the proceeds with a purpose of winding up FORE’s operations. When we drafted FORE’s Operating Agreement at the time of the IPO, we made broad provision for the Executive Committee to act on most matters. However, we did not expressly provide for the Committee to be able to dissolve the firm. Thus, we need to amend the Agreement now to enable us to do so at the appropriate time, which is highly likely to be on or before September 30.

You will receive another note with further information in the next few days and we urge you to be on the lookout for this note.

FORE Holdings has filed a preliminary proxy statement and other relevant documents concerning the proposal to amend the Operating Agreement with the Securities and Exchange Commission (“SEC”). FORE Holdings will be distributing additional materials relating to the proposal to owners shortly. Owners are urged to read these materials when they become available because the materials will contain important information about the proposal. Owners will have access to free copies of these materials and other documents filed by FORE Holdings with the SEC through the SEC’s website at www.sec.gov. In addition, these materials may also be obtained free of charge from FORE Holdings by directing a request to Barb Checkon in Lincolnshire (ph: 847-771-6870; e-mail: barb.checkon@hewitt.com).

FORE Holdings and the members of its Executive Committee will be soliciting consents from owners in favor of the proposal. Information concerning the participants in the consent solicitation is set forth in the preliminary proxy statement that has been filed with the SEC.